Exhibit 99.1

Orthofix International Reports Fourth Quarter and Fiscal 2014

Financial Results

Appoints Doug Rice as Chief Financial Officer

Lewisville, Texas – April 29, 2015 -- Orthofix International N.V. (NASDAQ:OFIX) (the “Company,” “we,” “us” or “our”), a diversified, global medical device company focused on developing and delivering innovative repair and regenerative solutions to the spine and orthopedic markets, today reported its financial results for the fourth quarter and fiscal year ended December 31, 2014 and announced the appointment of Doug Rice as the Company’s new Chief Financial Officer, effective April 24, 2015.

Fourth Quarter Highlights

•	Net sales were $100.3 million, a decrease of 5.3% on a reported basis (3.4% on a constant currency basis).
•	Gross profit was $78.8 million, or 78.6% of sales, compared to $71.8 million, or 67.8% of sales, in 2013.
•	Total net margin was $36.5 million, an increase of 41.6% over $25.8 million in 2013.
•	Operating income (loss) was $4.0 million compared to ($10.1) million in 2013.
•	Adjusted EBITDA was $16.4 million or 16.4% of net sales, compared to $8.6 million or 8.2% of net sales in 2013.
•	Released TrueLok Hexapod system, Unyco monocortical fixation screw, and on a limited basis, SkyHawk lateral spine fusion system.

Fiscal Year 2014 Highlights

•	Net sales grew to $402.3 million, an increase of 1.2% on a reported basis (1.2% on a constant currency basis).
•	Gross profit was $303.4 million, or 75.4% of sales, compared to $290.7 million, or 73.1% of sales, in 2013.
•	Total net margin was $136.8 million, an increase of 18.7% over $115.2 million in 2013.
•	Operating income (loss) was $17.1 million compared to ($11.2) million in 2013.
•	Adjusted EBITDA was $65.4 million or 16.3% of net sales, compared to $56.0 million or 14.1% of net sales in 2013.
•

In addition to the Q4 product launches, in 2014 we released TrueLok Hex outside the U.S., Centurion Cervico-Thoracic system, LoneStar standalone cervical interbody and SambaScrew sacroiliac fusion system.

•	Began project Bluecore, a company-wide multi-year process and systems improvement initiative.

“While we spent a lot of time and resources in 2014 focused on the restatement of our financials, behind the scenes we made good progress in many financial and operating facets of our business to position us for future success,”  said President and Chief Executive Office, Brad Mason.  “I am also pleased to announce that Doug Rice has been named CFO. His tireless efforts and uncompromising commitment to quality work were critical in getting us through the restatement.”

Fourth Quarter Financial Results

Net sales were $100.3 million, a 5.3% decline compared to $105.9 million in the prior year period. Net sales decreased by 3.4% on a constant currency basis. The decline was primarily due to timing of payments from our cash-based international stocking distributors in our Extremity Fixation and Spine Fixation segments as well as continued top line pressure in our U.S. Spine Fixation business due to sales force disruption.

Gross profit increased $7.0 million to $78.8 million, compared to $71.8 million in the prior year period.  Gross margin increased to 78.6%, compared to 67.8% in the prior year period.  The year-over-year increase in gross margin was driven primarily by higher inventory reserve requirements in 2013.

Total net margin (gross profit minus sales and marketing expenses) was $36.5 million, an increase of 41.6% over $25.8 million in 2013. This improvement was driven by both the increase in gross profit and the reduction in sales & marketing expenses.

Operating expenses decreased by $6.9 million to $74.9 million, compared to $81.8 million in the prior year period.  The decrease in operating expenses was driven by declines in costs related to the accounting review and restatement as well as sales and marketing expenses, offset by an increase in other general and administrative expenses.

Operating income (loss) was $4.0 million compared to ($10.1) million in 2013.

Adjusted EBITDA from continuing operations, which excluded accounting review and restatement expenses, Bluecore infrastructure investments and other expenses was $16.4 million or 16.4% of net sales, compared to $8.6 million or 8.2% of net sales in the prior year period.

Net loss from continuing operations was $5.1 million, or ($0.27) per diluted share, compared to $9.6 million, or ($0.53) per diluted share in the prior year period.

Adjusted net loss from continuing operations was $0.9 million, or ($0.05) per diluted share, compared to adjusted net loss of $3.7 million, or ($0.21) per diluted share in 2013.

As of December 31, 2014, cash and cash equivalents (including restricted cash) were $71.2 million compared to $52.7 million as of December 31, 2013.  As of December 31, 2014 the Company had no outstanding indebtedness and borrowing capacity of $100 million.

Fiscal Year 2014 Financial Results

Net sales were $402.3 million, a 1.2% increase compared to $397.6 million in 2013. Net sales increased by 1.3% on a constant currency basis. The increase was primarily due to enhancements to the sales organizations made in 2014 and the reduction of third party payor revenue in 2013 due to our billable package transition in our BioStim SBU. Additionally, new product launches and improvement in international collections of cash basis sales in our Extremity Fixation SBU contributed to the net sales increase. Offsetting this growth was declining revenue in Brazil and the Spine Fixation SBU.

Gross profit increased $12.7 million to $303.4 million, compared to $290.7 million in the prior year period.  Gross margin increased to 75.3% compared to 73.1% in the prior year period.  The increase in gross margin was driven by higher inventory reserves in 2013.

Total net margin was $136.8 million, an increase of 18.7% over $115.2 million in 2013. This increase was driven by both the increase in gross profit and the reduction in sales & marketing expenses.

Operating expenses decreased by $15.7 million to $286.2 million, compared to $301.9 million in the prior year period.  The decrease in operating expenses was primarily driven by a combination of lower sales and marketing expenses, and the goodwill impairment charge in 2013.

Operating income (loss) was $17.1 million compared to ($11.2) million in 2013.

Adjusted EBITDA from continuing operations, which excluded a strategic investment to MTF, accounting review and restatement expenses, Bluecore infrastructure investments, goodwill impairment and other expenses was $65.4 million, 16.3% of net sales, compared to $56.0 million, 14.1% in 2013.

Net loss from continuing operations was $3.7 million, or ($0.20) per diluted share, compared to net loss of $18.2 million, or ($0.97) per diluted share in 2013.

Adjusted net income from continuing operations was $10.2 million, or $0.55 per diluted share, compared to $10.5 million, or $0.56 per diluted share in 2013.

Fiscal 2015 and First Quarter Outlook

For the fiscal year ending December 31, 2015, the Company expects to report:

•	Net sales in the range of $385 million to $390 million, representing a decline of (0.7%) to growth of 0.6% on a constant currency basis and a decline of 4.3% to 3.1% on a reported basis.
•	Adjusted EBITDA in the range of $55 million to $58 million.

For the first quarter ending March 31, 2015, the Company expects to report:

•

Net sales in the range of $88 million to $90 million, representing a decline of 7.1% to 9.1% on a constant currency basis and 10.0% to 12.0% on a reported basis. This expected decline is driven by the U.S. Spine Fixation business disruption and the timing of collections in the quarter compared to the first quarter of 2014 from our Extremity and Spine Fixation cash-based distributors.

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company’s financial results for the fourth quarter and fiscal year 2014.  Interested parties may access the conference call by dialing (888) 267-2845 in the U.S. and (973) 413-6102 outside the U.S., and entering the conference ID 38220.  A replay of the call will be available for two weeks by dialing (800) 332-6854 in the U.S. and (973) 528-0005 outside the U.S., and entering the conference ID 38220. A webcast of the conference call may be accessed by going to the Company’s website at www.orthofix.com, by clicking on the Investors link and then the Events and Presentations page.

About Orthofix

Orthofix International N.V. is a global medical device company focused on developing and delivering innovative repair and regenerative solutions to the global spine and orthopedic markets. Our products are designed to address the lifelong bone-and-joint health needs of patients of all ages, helping them achieve a more active and mobile lifestyle. We design, develop, manufacture, market and distribute medical devices used principally by musculoskeletal medical specialists for spine and orthopedic applications. Our main products are spinal implant products, human cellular and tissue based products (“HCT/P products”) used in surgical procedures, non-invasive regenerative stimulation products used to enhance bone growth and the success rate of spinal fusions and to treat non-union fractures, and external and internal fixation devices used in fracture repair, limb lengthening and bone reconstruction. Our products also include bone cement and devices for removal of bone cement used to fix artificial implants. For more information, please visit www.orthofix.com.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries, are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to our March 2014 completed original restatement of historical financial statements following an independent review by the Audit Committee of the Company’s Board of Directors, together with related legal proceedings (including potential action by the Division of Enforcement of the SEC and pending securities class action litigation), our March 2015 completed further restatement of historical financial statements, our review of allegations of improper payments involving our Brazil-based subsidiary, our recent non-compliance with certain Nasdaq Stock Market LLC listing rules, and related pending hearings proceedings in connection therewith, the expected sales of our products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers, strategic partners and lenders, changes to and the interpretation of governmental regulations, the resolution of pending litigation matters (including our indemnification obligations with respect to certain product liability claims against, and the government investigation of, our former sports medicine global business unit), our ongoing compliance obligations under a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services (and related terms of probation) and a deferred prosecution agreement with the U.S. Department of Justice, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy (including the expiration of our current secured revolving credit agreement in August 2015), corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, and other risks described in our 2014 Annual Report on Form 10-K, Part I, Item 1A, “Risk Factors” as well as in other reports that we file in the future.

Company Contact
Orthofix International N.V.
Mark Quick
P: 214-937-2924
E: markquick@orthofix.com

ORTHOFIX INTERNATIONAL N.V.

Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
(Unaudited, U.S. Dollars, in thousands, except share and per share data)	2014	2013	2014	2013
Product sales	$86,350	$93,345	$351,525	$349,552
Marketing service fees	13,934	12,541	50,752	48,059
Net sales	100,284	105,886	402,277	397,611
Cost of sales	21,457	34,123	98,912	106,912
Gross profit	78,827	71,763	303,365	290,699
Operating expenses
Sales and marketing	42,365	46,009	166,547	175,468
General and administrative	23,147	18,475	76,790	64,830
Research and development	6,176	6,115	24,994	26,768
Amortization of intangible assets	531	962	2,284	2,687
Costs related to the accounting review and restatement	2,655	10,281	15,614	12,945
Impairment of goodwill	—	—	—	19,193
	74,874	81,842	286,229	301,891
Operating income (loss)	3,953	(10,079)	17,136	(11,192)
Other income and (expense)
Interest expense, net	(430)	(291)	(1,785)	(1,827)
Other income (expense)	(1,664)	340	(2,895)	2,416
	(2,094)	49	(4,680)	589
Income (loss) before income taxes	1,859	(10,030)	12,456	(10,603)
Income tax benefit (expense)	(6,949)	391	(16,200)	(7,602)
Net loss from continuing operations	(5,090)	(9,639)	(3,744)	(18,205)
Discontinued operations
Loss from discontinued operations	(794)	(1,083)	(7,157)	(15,510)
Income tax benefit	86	310	2,364	4,903
Net loss from discontinued operations	(708)	(773)	(4,793)	(10,607)
Net loss	$(5,798)	$(10,412)	$(8,537)	$(28,812)
Net loss per common share—basic:
Net loss from continuing operations	$(0.27)	$(0.53)	$(0.20)	$(0.97)
Net loss from discontinued operations	(0.04)	(0.05)	(0.26)	(0.57)
Net loss per common share—basic	$(0.31)	$(0.58)	$(0.46)	$(1.54)
Net loss per common share—diluted:
Net loss from continuing operations	$(0.27)	$(0.53)	$(0.20)	$(0.97)
Net loss from discontinued operations	(0.04)	(0.05)	(0.26)	(0.57)
Net loss per common share—diluted	$(0.31)	$(0.58)	$(0.46)	$(1.54)
Weighted average number of common shares:
Basic	18,609,844	18,101,793	18,459,054	18,697,228
Diluted	18,609,844	18,101,793	18,459,054	18,697,228

ORTHOFIX INTERNATIONAL N.V.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
(U.S. Dollars, in thousands except share and per share data)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$36,815	$28,924
Restricted cash	34,424	23,761
Trade accounts receivable, less allowances of $7,285 and $9,111 at December 31, 21014 and 2013, respectively	61,358	70,811
Inventories	59,846	72,678
Deferred income taxes	37,413	39,999
Prepaid expenses and other current assets	26,552	28,933
Total current assets	256,408	265,106
Property, plant and equipment, net	48,549	54,372
Patents and other intangible assets, net	7,152	9,046
Goodwill	53,565	53,565
Deferred income taxes	18,541	22,394
Other long-term assets	8,970	7,492
Total assets	$393,185	$411,975
Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	$13,223	$20,674
Other current liabilities	53,220	49,676
Total current liabilities	66,443	70,350
Long-term debt	—	20,000
Deferred income taxes	229	13,026
Other long-term liabilities	26,886	12,736
Total liabilities	93,558	116,112
Contingencies
Shareholders’ equity
Common shares $0.10 par value; 50,000,000 shares authorized; 18,611,495 and 18,102,335 issued and outstanding as of December 31, 2014 and 2013, respectively	1,861	1,810
Additional paid-in capital	232,788	216,653
Retained earnings	65,360	73,897
Accumulated other comprehensive income (loss)	(382)	3,503
Total shareholders’ equity	299,627	295,863
Total liabilities and shareholders’ equity	$393,185	$411,975

ORTHOFIX INTERNATIONAL N.V.

Selected Financial Data

Net Sales by SBU

The following tables provide sales and constant currency sales growth by SBU for the three months and twelve months ended December 31, 2014, and 2013, respectively. Some calculations may be impacted by rounding:

	Net Sales by SBU Three Months Ended December 31,
				Constant
(U.S. Dollars in thousands)	2014	2013	Reported Growth	Currency Growth
BioStim	$39,739	$39,257	1%	1%
Biologics	$15,163	$13,930	9%	9%
Extremity Fixation	$27,673	$29,247	(5)%	1%
Spine Fixation	$17,709	$23,452	(24)%	(24)%
Total Net Sales	$100,284	$105,886	(5)%	(3)%

	Net Sales by SBU Twelve Months Ended December 31,
				Constant
(U.S. Dollars in thousands)	2014	2013	Reported Growth	Currency Growth
BioStim	$154,676	$145,085	7%	7%
Biologics	$55,881	$53,746	4%	4%
Extremity Fixation	$109,678	$103,359	6%	6%
Spine Fixation	$82,042	$95,421	(14)%	(14)%
Total Net Sales	$402,277	$397,611	1%	1%

Net Margin by SBU

The following table provides net margin by SBU for the three months and twelve months ended December 31, 2014, and 2013, respectively. Some calculations may be impacted by rounding:

Net Margin by SBU	Three Months Ended December 31,		Year Ended December 31,
(U.S. Dollars in thousands)	2014	2013	2014	2013
Net Margin
BioStim	$16,928	$15,233	$66,096	$63,847
Biologics	7,129	6,331	26,629	24,794
Extremity Fixation	9,634	5,724	31,586	23,704
Spine Fixation	3,096	(1,467)	14,243	4,329
Corporate	(325)	(67)	(1,736)	(1,443)
Total net margin	$36,462	$25,754	$136,818	$115,231

Adjusted EBITDA

The following table reconciles reported net loss from continuing operations to EBITDA and adjusted EBITDA for the three months and twelve months ended December 31, 2014, and 2013, respectively. Some calculations may be impacted by rounding. Please refer to the Non-GAAP Performance Measures section at the end of this press release for more information about the specified items below.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited, U.S. Dollars, in thousands)	2014	2013	2014	2013
Operating income (loss)	$3,953	$(10,079)	$17,136	$(11,192)
Other income and (expense)	(2,094)	49	(4,680)	589
Income tax benefit (expense)	(6,949)	391	(16,200)	(7,602)
Net loss from continuing operations	$(5,090)	$(9,639)	$(3,744)	$(18,205)
Other income and expenses	1,839	(427)	4,620	2,672
Income tax expense	6,949	(392)	16,200	7,601
Depreciation and amortization	5,785	7,273	22,878	22,822
Share-based compensation	1,621	1,553	5,724	6,267
EBITDA	$11,103	$(1,633)	$45,678	$21,157
Strategic investments	347	—	347	2,500
Accounting review and restatement	2,655	10,280	15,614	12,945
Infrastructure investments	2,312	—	3,764	—
Succession charges	—	—	—	4,608
Demutualization of a mutual insurance company	—	—	—	(4,406)
Goodwill impairment	—	—	—	19,193
Adjusted EBITDA	$16,417	$8,647	$65,402	$55,997

As a % of Sales	16.4%	8.2%	16.3%	14.1%

Adjusted Net Income (Loss) from Continuing Operations

The following table reconciles reported net loss from continuing operations to adjusted net income (loss) from continuing operations for the three months and twelve months ended December 31, 2014, and 2013, respectively. Some calculations may be impacted by rounding and are shown net of tax. Please refer to the Non-GAAP Performance Measures section at the end of this press release for more information about the specified items below.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited, U.S. Dollars, in thoursands)	2014	2013	2014	2013
Net loss from continuing operations	$(5,090)	$(9,639)	$(3,744)	$(18,205)
Strategic Investments in MTF	219	—	219	1,575
Accounting review and restatement	1,673	6,476	9,836	8,155
Infrastructure investments	1,457	—	2,371	—
Succession charges	—	—	—	3,590
Foreign exchange (gain)/loss	836	(561)	1,484	306
Demutualization of a mutual insurance company	—	—	—	(2,776)
Goodwill impairment	—	—	—	17,849
Adjusted net income (loss) from continuing operations	$(905)	$(3,723)	$10,166	$10,494

The following table reconciles reported earnings per diluted share (EPS) from continuing operations to adjusted earnings per diluted share from continuing operations for the three months and twelve months ended December 31, 2014, and 2013, respectively. Some calculations may be impacted by rounding and are shown net of tax. Please refer to the Non-GAAP Performance Measures section at the end of this press release for more information about the specified items below.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited, per diluted share)	2014	2013	2014	2013
EPS from continuing operations	$(0.27)	$(0.53)	$(0.20)	$(0.97)
Strategic Investments in MTF	0.01	—	0.01	0.08
Accounting review and restatement	0.09	0.36	0.53	0.43
Infrastructure investments	0.08	—	0.13	—
Succession charges	—	—	—	0.19
Foreign exchange (gain)/loss	0.04	(0.03)	0.08	0.02
Demutualization of a mutual insurance company	—	—	—	(0.15)
Goodwill impairment	—	—	—	0.95
Adjusted EPS from continuing operations	$(0.05)	$(0.21)	$0.55	$0.56

Cash Flow Data

The following table reconciles net cash provided by operating activities to free cash flow for the years ended December 31, 2014 and 2013.  Please refer to the Non-GAAP Performance Measures section at the end of this press release for more information about the specified items below.

	Year Ended December 31,		Year over Year
(U.S. Dollars, in thousands)	2014	2013	Change
Net cash provided by operating activities	$50,958	$67,042	$(16,084)
Less: capital expenditures	(18,525)	(29,678)	11,153
Free cash flow	$32,433	$37,364	$(4,931)

Net Margin

The following table reconciles gross profit to net margin for the years ended December 31, 2014 and 2013.  Please refer to the Non-GAAP Performance Measures section at the end of this press release for more information about the specified items below.

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited, U.S. Dollars in thousands)	2014	2013	2014	2013
Gross Profit	$78,827	$71,763	$303,365	$290,699
Less: sales and marketing	(42,365)	(46,009)	(166,547)	(175,468)
Total net margin	$36,462	$25,754	$136,818	$115,231

Non-GAAP Performance Measures

The tables in this press release present reconciliations of net income (loss) from continuing operations and net income (loss) from continuing operations per diluted share calculated in accordance with U.S. GAAP to non-GAAP performance measures, referred to as “EBITDA,” “Adjusted EBITDA,” “Adjusted net income (loss) from continuing operations,” “Adjusted earnings per diluted share," “Free cash flow” and “Net margin” that exclude the items specified in the tables. A more detailed explanation of the items excluded from these non-GAAP measures, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information below.

Reconciliations of Non-GAAP Performance Measures

Reconciling Items for Adjusted EBITDA, Adjusted Net Income from Continuing Operations and Adjusted Earnings Per Diluted Share from Continuing Operations

Note: The reconciling items for Adjusted Net Income from Continuing Operations and Adjusted Earnings Per Diluted Share were tax affected in the current period at the prevailing rate within the respective jurisdictions.

•

Strategic investments - costs related to the Company’s strategic investments, including investments with MTF in the development and commercialization of a next generation cell-based bone growth technology and with eNeura.

•	Accounting review and restatement - legal, accounting, and other professional costs related to the Company's accounting review and restatement.
•	Infrastructure investments - costs associated with our multi-year process and systems improvement effort, “Bluecore.”
•	Succession charges - costs related to the succession of certain of the Company's former executive officers.
•	Demutualization of a mutual insurance company - income related to the demutualization of a mutual insurance company, in which the Company was an eligible member to share in such proceeds.
•

Goodwill impairment - as a result of the Company’s change in reporting structure in July 2013, the Company allocated goodwill to each reporting unit, and subsequently evaluated all reporting units, including the Extremity Fixation and Spine Fixation reporting units, for the possible impairment of goodwill. The result of this evaluation was a full impairment of the goodwill allocated to the Extremity Fixation and Spine Fixation reporting units.

Free cash flow

Free cash flow is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations.  Free cash flow is an important indicator of how much cash is generated or used by our normal business operations, including capital expenditures. Management uses free cash flow as a measure of progress on its capital efficiency and cash flow initiatives.

Net Margin

Net margin is a non-GAAP financial measure, which is calculated by subtracting sales and marketing from gross profit.

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures to evaluate performance period-over-period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors and to establish operational goals and forecasts that are used in allocating resources. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash. In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company's business units. The items excluded from Orthofix's non-GAAP measures are also excluded from the profit or loss reported by the Company's business units for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this press release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for U.S. GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows. Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under U.S. GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its U.S. GAAP results to gain a complete picture of the Company's performance. The U.S. GAAP results provide the ability to understand the Company's performance based on a defined set of criteria. The non-GAAP measures reflect the underlying operating results of the Company's businesses, excluding non-cash items, which management believes is an important measure of the Company's overall performance. The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable U.S. GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company's senior management in its financial and operational decision-making. Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix's business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company's operating strategies. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix's underlying operating performance with other companies in its industry that also supplement their U.S. GAAP results with non-GAAP performance measures.

Source

Orthofix International N.V.